Exhibit 99.1

Naugatuck Valley Financial Corporation Reports First Quarter Results

Naugatuck, CT, May 15, 2012. Naugatuck Valley Financial Corporation (the “Company”) (NASDAQ Global Market: “NVSL”), the parent company of Naugatuck Valley Savings and Loan (the “Bank”), announced a net loss of $977,000 for the quarter ended March 31, 2012, compared to net income of $396,000 for the quarter ended March 31, 2011. Earnings (loss) per share for the quarter ended March 31, 2012 were ($0.15), compared to $0.06 for the quarter ended March 31, 2011. Earnings in the current quarter were adversely affected by the charge-off of specific reserves in accordance with current regulatory policy, as well as a previously reported deposit-related charge. Both items are described in more detail below.

Net Interest Income

Net interest income for the quarter ended March 31, 2012 totaled $4.9 million compared to $4.4 million for the quarter ended March 31, 2011, an increase of $509,000 or 11.6%. The increase in net interest income was primarily due to a decrease in interest expense. Interest expense decreased by $805,000, or 34.1%, in the three month period. The decrease was primarily due to a decrease in the average rates paid on interest bearing liabilities. The average rates paid on deposits and borrowings decreased by 57 basis points in the three month period. The decrease in average rates paid is mainly due to certificates of deposit renewing at lower rates or being transferred to savings accounts during the period. The average balances of interest bearing liabilities decreased by 4.7% for the three months ended March 31, 2012. The decrease in interest bearing liabilities is attributed primarily to a 23.4% decrease in borrowings and a decrease of 0.1% in deposit balances over the period. Increases were experienced in all categories of deposits except certificates of deposit in the three month period.

Interest income decreased by $296,000, or 4.4%, in the three month period. The decrease was primarily due to a decrease in the average rates earned on interest earning assets. The average rates earned on loans and investments decreased by 18 basis points in the three month period. Additionally, the average balances of interest earning assets decreased by 0.8% for the three months ended March 31, 2012. The decrease in interest earning assets is primarily a result of a decrease in the loan portfolio, partially offset by an increase in the investment portfolio over the period.

Credit Quality

The provision for loan losses increased from $438,000 for the three months ended March 31, 2011 to $1.97 million for the three months ended March 31, 2012. Net loan charge offs totaled $2.8 million, or 0.61% of average loans outstanding during the quarter ended March 31, 2012. Included in this amount was the write off of $1.1 million of specific reserves. The Bank’s current regulator requires that these reserve balances be charged against the related loan balances, which reflects a policy change from the Bank’s former regulator.

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Nonperforming loans increased from $24.7 million at December 31, 2011 to $27.3 million at March 31, 2012 ($1.3 million of which at both dates are fully guaranteed by the U.S. Small Business Administration). Nonperforming loans consist of nonaccrual loans and troubled debt restructurings on nonaccrual status.

Nonperforming Loans
(Unaudited)
(In thousands)
Balance at December 31, 2011		$24,681

Additions to nonperforming loans:
One-to-four family	$723
Construction	1,664
Multi-family and commercial real estate	210
Commercial business loans	3,260
Automobile	3
Home equity	125
Total additions		5,985

Removed from nonperforming loans:
Loans brought current	(162)
Paid in full	(168)
Foreclosure	(138)
Charged off	(2,797)
Total removed		(3,265)

Other balance changes		(70)

Balance at March 31, 2012		$27,331

Classified assets increased 15.5% from $62.3 million at December 31, 2011 to $71.9 million at March 31, 2012. At both dates, classified assets consisted primarily of loans rated special mention or substandard in accordance with regulatory guidance. Additional loans were classified during the period based on our analysis of borrowers financial standing. Special mention assets increased from $24.8 million at December 31, 2011 to $31.3 million at March 31, 2012 and substandard assets increased from $36.1 million at December 31, 2011 to $40.4 million at March 31, 2012. These assets warrant and receive increased management oversight and loan loss reserves have been established to account for the increased credit risk of these assets.

Noninterest Income

Noninterest income was $1.0 million for the quarter ended March 31, 2012 compared to $837,000 for the quarter ended March 31, 2011, an increase of 20.8%. The increase is primarily due to an increase in income generated by increased sales of mortgage loans in the secondary mortgage market, combined with increases in fees for other services. These increases were partially offset by decreases in income from investment advisory services, fees for services related to deposit accounts and income from bank owned life insurance. Additionally, $147,000, representing a partial recovery with respect to Fannie Mae auction rate pass-through certificates on which an other-than-temporary impairment charge was recorded in the third quarter of 2008, was included in noninterest income for the three month period ended March 31, 2011.

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Noninterest Expense

Noninterest expense was $5.5 million for the quarter ended March 31, 2012 compared to $4.3 million for the quarter ended March 31, 2011. The increase was the result of increases in compensation, professional fees, loss on foreclosed real estate, advertising, directors compensation and office supplies over the 2011 period. These increases were partially offset by decreases in computer processing, office occupancy and FDIC insurance premiums. Additionally, the previously announced $800,000 accrual for a deposit related charge is included in noninterest expense for the 2012 period.

Selected Balance Sheet Data

Total assets were $572.1 million at March 31, 2012 compared to $572.2 million at December 31, 2011, a decrease of $102,000. Cash and due from depository institutions increased from $15.4 million at December 31, 2011 to $22.7 million at March 31, 2012. The balance in investments increased by $5.0 million to $55.3 million, while loans receivable decreased by $14.3 million to $452.7 million at March 31, 2012. Total liabilities were $490.5 million at March 31, 2012 compared to $489.9 million at December 31, 2011. Deposits at March 31, 2012 were $410.6 million, a decrease of $265,000 or 0.1% from $410.9 million at December 31, 2011. Borrowed funds increased from $70.8 million at December 31, 2011 to $73.6 million at March 31, 2012.

Total stockholders’ equity decreased to $81.6 million at March 31, 2012 from $82.3 million at December 31, 2011, primarily due to the loss experienced during the quarter. At March 31, 2012, the Bank’s regulatory capital exceeded the levels required to be categorized as “well capitalized” under applicable regulatory capital guidelines.

John C. Roman, President and CEO, commented: “Our capital levels serve us well as we work diligently to decrease nonperforming assets in a manner most advantageous to the bank and its shareholders.”

About Naugatuck Valley Savings and Loan

Naugatuck Valley Savings and Loan is headquartered in Naugatuck, Connecticut with nine other branches in Southwest Connecticut. The Bank is a community-oriented financial institution dedicated to serving the financial service needs of consumers and businesses within its market area.

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Forward-Looking Statements

This news release may contain forward-looking statements, which can be identified by the use of words such as "believes," "expects," "anticipates," "estimates" or similar expressions. Such forward-looking statements and all other statements that are not historic facts are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. These factors include, but are not limited to, general economic conditions, changes in the interest rate environment, legislative or regulatory changes that may adversely affect our business, changes in accounting policies and practices, changes in competition and demand for financial services, adverse changes in the securities markets, changes in deposit flows and changes in the quality or composition of the Company's loan or investment portfolios. Additionally, other risks and uncertainties may be described in the Company's annual report on Form 10-K, its quarterly reports on Form 10-Q or its other reports as filed with the Securities and Exchange Commission which are available through the SEC's website at www.sec.gov. Should one or more of these risks materialize, actual results may vary from those anticipated, estimated or projected. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as may be required by applicable law or regulation, the Company assumes no obligation to update any forward-looking statements.

SELECTED FINANCIAL CONDITION DATA
	March 31,	December 31,
	2012	2011
	(Unaudited)
	(In thousands)
ASSETS
Cash and due from depository institutions	$22,693	$15,436
Investment in federal funds	5,864	2,633
Investment securities	55,346	50,343
Loans held for sale	1,286	2,993
Loans receivable, net	452,689	466,965
Deferred income taxes	2,472	2,439
Other assets	31,768	31,411

Total assets	$572,118	$572,220

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities
Deposits	$410,622	$410,887
Borrowed funds	73,593	70,817
Other liabilities	6,266	8,202

Total liabilities	490,481	489,906

Total stockholders' equity	81,637	82,314

Total liabilities and stockholders' equity	$572,118	$572,220

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SELECTED OPERATIONS DATA
	Three Months Ended
	March 31,
	2012	2011
	(Unaudited)
	(In thousands, except per share data)

Total interest income	$6,466	$6,762
Total interest expense	1,553	2,358
Net interest income	4,913	4,404

Provision for loan losses	1,972	438

Net interest income after provision for loan losses	2,941	3,966

Noninterest income	1,011	837
Noninterest expense	5,470	4,251

Income (loss) before provision for income taxes	(1,518)	552
Provision for income taxes	(541)	156

Net income (loss)	$(977)	$396

Earnings (loss) per common share - basic and diluted (1)	$(0.15)	$0.06
(1) Earnings per share for the three months ended March 31, 2011 have been restated to reflect the effect of the Company's stock offering and concurrent second-step conversion effective June 29, 2011 at an exchange ratio of 0.9978.

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SELECTED FINANCIAL RATIOS
	For the Three Months
SELECTED PERFORMANCE RATIOS: (1)	Ended March 31,
	2012	2011
	(Unaudited)

Return on average assets	-0.68%	0.28%
Return on average equity	-4.71	2.99
Interest rate spread	3.66	3.28
Net interest margin	3.75	3.34
Efficiency ratio (2)	92.20	80.96

ASSET QUALITY RATIOS:	March 31,	At December 31,
	2012	2011
	(Unaudited)
	(Dollars in thousands)

Allowance for loan losses	$7,220	$8,291
Allowance for loan losses as a percent of total loans	1.57%	1.74%
Allowance for loan losses as a percent of
nonperforming loans	26.42%	32.64%
Net charge-offs to average loans
outstanding during the period	0.61%	0.28%
Nonperforming loans (3)	$27,331	$25,403
Nonperforming loans as a percent of total loans	5.94%	5.35%
Nonperforming assets (4)	$28,277	$26,276
Nonperforming assets as a percent of total assets	4.94%	4.59%

(1)	All applicable quarterly ratios reflect annualized figures.
(2)	Represents non interest expense (less intangible amortization) divided by the sum of net interest income and noninterest income.
(3)	Nonperforming loans consist of nonaccrual loans and troubled debt restructurings on nonaccrual status. At March 31, 2012, nonaccrual loans totaled $20.0 million and troubled debt restructurings on nonaccrual status totaled $7.3 million, compared to $16.9 million and $8.5 million, respectively, at December 31, 2011.
(4)	Nonperforming assets consist of nonperforming loans, foreclosed real estate and other repossessed assets.

Contact: Naugatuck Valley Financial Corporation

John C. Roman or Lee R. Schlesinger

1-203-720-5000

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